CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schwab Investments of our reports dated October 17, 2017, relating to the financial statements and financial highlights, which appear in Schwab Intermediate-Term Bond Fund, Schwab GNMA Fund, Schwab Treasury Inflation Protected Securities Index Fund, Schwab U.S. Aggregate Bond Index Fund, Schwab Short-Term Bond Index Fund, Schwab Tax-Free Bond Fund and Schwab California Tax-Free Bond Fund’s (seven of the funds constituting Schwab Investments) Annual Report on Form N-CSR for the year ended August 31, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Portfolio Holdings Disclosure”, and “Financial Highlights” in such Registration Statement.

San Francisco, California

December 12, 2017